Exhibit (a)(55)

To:

All Midwest and Skyway Airlines Employees

Date:

June 26, 2007

From:

Timothy E. Hoeksema

Subject:

Next Steps

Now that our Annual Meeting of Shareholders is behind us and we know the final results of the shareholder election of directors, I want to update you on what will happen next.

John Albertine, Jeffrey Erickson and Charles Kalmbach have been elected to our board of directors. They will officially assume their positions today, now that the Inspector of Election has formally certified the election results.

As chairman of the board, I will welcome them to our company. Like all of our directors, the new directors will come to Milwaukee for a full-day orientation. We want to help them learn who we are and how we work together. They will tour some of our operations and meet our senior leadership team, who will introduce them to key parts of our business. Be assured that as directors they will have an obligation of loyalty to Midwest, which includes the requirement that confidential information be strictly guarded. I have every expectation going forward that they will fulfill their responsibilities to our shareholders.

Based on the results of the election, the board has decided to give AirTran an opportunity to make a presentation of its proposal. That session has now been set for July 16. As I shared at the annual meeting last week, the board will listen to the proposal but has made no determination to enter into negotiations with AirTran – despite what you may have heard or read to the contrary. The board remains firmly committed to its position – which it arrived at after thorough analysis and with the assistance of investment bankers – that the offer from AirTran is inadequate and does not reflect the long-term value of the company.

If you have questions, please contact your manager or supervisor. And as always, thank you for continuing to provide excellent service to our customers and to support each other.

Important Information

Midwest filed a Schedule 14D-9 with the Securities and Exchange Commission on January 25, 2007 and subsequent amendments which set forth the reasons for the Midwest board’s recommendation with respect to the unsolicited exchange offer by AirTran Holdings, Inc. and related information.